Exhibit 11







     CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "General Information" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment Number 2 to Registration Statement Number 33-91770 (Form N-1A) of our report dated September 27, 1996, on the financial statements and financial highlights of The Olstein Financial Alert Fund (the "Fund") for the period September 21, 1995 (Commencement of Operations) through August 31, 1996, included in the Fund's Annual Report dated August 31, 1996.



Baltimore, Maryland
October 29, 1996